Report of Ernst & Young LLP, Independent Auditors

To the Shareholders and
Board of Trustees of Scudder Variable Series II

In planning and performing our audits of the financial statements of Scudder Variable Series II, comprising the Funds identified in Appendix A, for the year ended December 31, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Scudder Variable Series II is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2003.

This report is intended solely for the information and use of management and the Board of Trustees of Scudder Variable Series II and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


							Ernst & Young LLP

Boston, Massachusetts
February 13, 2004

Appendix A
Scudder Variable Series II:
Scudder Aggressive Growth Portfolio
Scudder Blue Chip Portfolio
Scudder Contrarian Value Portfolio
Scudder Fixed Income Portfolio (formerly, Scudder Investment Grade Bond
Portfolio)
Scudder Global Blue Chip Portfolio
Scudder Government Securities Portfolio
Scudder Growth Portfolio
Scudder High Income Portfolio
Scudder International Select Equity Portfolio
Scudder Money Market Portfolio
Scudder Small Cap Growth Portfolio
Scudder Strategic Income Portfolio
Scudder Technology Growth Portfolio
Scudder Total Return Portfolio
SVS Davis Venture Value Portfolio
SVS Dreman Financial Services Portfolio
SVS Dreman High Return Equity Portfolio
SVS Dreman Small Cap Value Portfolio
SVS Eagle Focused Large Cap Growth Portfolio
SVS Focus Value+Growth Portfolio
SVS Index 500 Portfolio
SVS INVESCO Dynamic Growth Portfolio
SVS Janus Growth and Income Portfolio
SVS Janus Growth Opportunities Portfolio
SVS MFS Strategic Value Portfolio
SVS Oak Strategic Equity Portfolio
SVS Turner Mid Cap Growth Portfolio